Exhibit 99.1

Investors:	Judith Pirro	Media:	Jeffrey Simek
	(201) 269-6047		(201) 269-6400
	judith_pirro@medco.com		jeffrey_simek@medco.com

Medco Reports Second-Quarter 2006 GAAP Earnings of $0.56 per Share;

Company Raises 2006 Guidance

Second-Quarter 2006 GAAP Net Income of $170.9 Million up 24.4 Percent From Second-Quarter 2005

Second-Quarter Highlights:

•	$10.6 Billion in Net Revenues, up 17.7 Percent from $9.0 Billion

•	5.5 Percent Gross Margin, up from 5.1 Percent

•	Record Generic Dispensing Rate of 53.9 Percent, up 2.9 Points

•	Record EBITDA per Adjusted Prescription of $2.15, up 16.8 Percent

FRANKLIN LAKES, N.J., Aug. 4, 2006 – Medco Health Solutions, Inc. (NYSE: MHS) today reported second-quarter 2006 GAAP diluted earnings per share of $0.56, an increase of 16.7 percent, on revenues of $10.6 billion. Second-quarter 2006 diluted earnings per share were $0.65, excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded company. Second-quarter GAAP net income reached $170.9 million, a 24.4 percent increase from the same period in 2005.

EBITDA per adjusted prescription rose to a record $2.15, up 16.8 percent from the prior year’s second quarter, and up 11.4 percent sequentially from the first quarter of 2006, when excluding the one-time legal settlements charge recorded in the first quarter. The sequential increase in EBITDA per adjusted prescription was driven primarily by an 80 basis point increase in the generic dispensing rate at mail, an increase in adjusted mail penetration, and stronger Accredo Health Group margins.

Second-Quarter Commentary

“Medco’s accelerating business success is the result of an unwavering commitment to execute on a strategy to stimulate organic growth by offering innovative services that are differentiated in the marketplace, aligning our organization around solving customer problems and pioneering opportunities in Medicare and specialty pharmacy,” said David B. Snow Jr., Medco chairman and CEO. “The result is a two-year succession of client wins and renewals. We won $3 billion worth of new-named business on an annualized basis in 2005, and, to date, have already won $3.7 billion in commercial and co-branded Medicare Part D business on an annualized basis for 2006. Year to date, we have achieved $3.6 billion in net-new business, which includes our Medicare Prescription Drug Plan, up from $3.1 billion in the first quarter of 2006.

“This strong pipeline of new and continuing business enables us to leverage our industry-leading capabilities to best serve our clients – lowering costs through generics optimization and Medco- By-Mail, ensuring the prudent and appropriate use of expensive specialty medicines through Accredo Health Group, and providing access and quality care to seniors through our Medicare offering, which is among the nation’s top-10 Medicare Part D Prescription Drug Plans,” continued Snow. “This integration of capabilities translates into higher EBITDA per adjusted prescription, which reached a record high of $2.15 per prescription this quarter, a year-over-year increase of nearly 17 percent.

“The marketplace has spoken – and Medco’s value proposition resonates with our clients. Today, we have completed nearly $5.8 billion of outstanding 2006 renewals, and expect to complete substantially all of them by year-end. We have already closed on more than half of our upcoming 2007 renewals. These are results driven by our commitment to listen to our clients and lead the market with value-added innovations,” said Snow.

Second-Quarter Financial and Operational Results

Medco reported second-quarter 2006 net revenues of $10.6 billion, an increase of 17.7 percent compared to $9.0 billion in the second quarter of 2005. Second-quarter results include Accredo Health, Incorporated, which was acquired in August 2005, and the results of which are incorporated in specialty pharmacy segment net revenues of $1.3 billion.

The net revenue increase over the second quarter of 2005 is primarily related to the incremental volume from specialty pharmacy, new client volume and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by previously announced customer losses and a greater representation of lower cost generic drugs. Higher generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of approximately $300 million in net revenues in the second quarter of 2006 compared to the second quarter of 2005.

Total prescription volume in the second quarter of 2006, adjusting for the difference in days supply between mail and retail, increased 3.5 percent to 179.6 million from 173.5 million in the second quarter of 2005. Medco dispensed 22.1 million prescriptions through its mail-order pharmacies in the second quarter, up 5.7 percent from 20.9 million prescriptions in the second quarter of 2005. Retail prescription volume increased to 113.7 million for the quarter, up 2.6 percent from the second quarter of 2005.

Adjusted mail prescriptions as a percentage of total prescriptions increased to 36.7 percent from 36.1 percent in the same period in 2005, reflecting the recognition by clients and members of the value and convenience of Medco’s mail-service plan design offerings. Medco continues to expect 91 million prescriptions in total mail-order volume for the full year 2006. (Please see Table 7 for the calculation of adjusted prescription volume.)

Total gross margin of 5.5 percent increased 40 basis points when compared with both the 5.1 percent reported in the first quarter of 2006 and the 5.1 percent reported in the second quarter of 2005. The increase reflects higher generic dispensing rates and mail penetration, higher Accredo Health Group margins, and higher service margins. The increase in total gross margin was partially offset by a decrease in the rebate retention rate from 28.1 percent in the second quarter of 2005 to 21.2 percent in the second quarter of 2006. EBITDA (Earnings Before Interest

Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $385.8 million, an increase of $66.3 million, or 20.8 percent, compared to the same period last year. EBITDA per adjusted prescription in the quarter increased 16.8 percent to $2.15 compared to $1.84 in the second quarter of 2005. (Please refer to Table 7 for a reconciliation of EBITDA to reported net income.)

Total selling, general and administrative (“SG&A”) expense was $239.1 million, a 36.3 percent increase compared to the second quarter of 2005 and a 2.5 percent increase when compared to the first quarter of 2006, when excluding the previously announced one-time legal settlements charge recorded in the first quarter. The year-over-year increase reflects the inclusion of Accredo Health, Incorporated expenses in 2006, and stock option expense. The company expects SG&A for 2006 to range from $960 to $980 million, excluding the one-time legal settlements charge recorded in the first quarter of 2006.

The effective tax rates for the quarter and the first six months of 2006 of 37.7 percent and 38.1 percent, respectively, reflect favorable items recorded in the second quarter of 2006 including the closure of a state audit, and changes to state income tax laws and other tax adjustments.

Net income in the second quarter reached $170.9 million. Total stock option expense reflected in income before provision for income taxes amounted to $14.8 million in 2006, with a pro forma equivalent of $26.9 million in the second quarter of 2005. This pro forma amount for 2005 reflects the impact of Statement of Financial Accounting Standards (SFAS) No. 123R – “Share Based Payment,” which was adopted in the first quarter of 2006. (Please see Table 6 for reconciliation of GAAP to pro forma GAAP EPS.)

Year-to-date results in 2006 include the one-time pre-tax charge taken in the first quarter of 2006 of $163 million associated with a financial agreement in principle to resolve certain pending federal legal issues.

Generics

The overall generic dispensing rate in the second quarter was 53.9 percent, up 2.9 percentage points from the second quarter of 2005. Generic dispensing rates at mail were 43.1 percent, an increase of 1.3 percentage points from the second quarter of 2005. Generic dispensing rates at retail were 56.0 percent, up 3.3 percentage points from the same period last year.

“The introduction of generic Zocor® on June 23rd marked the largest blockbuster drug to become available as a generic this year. Within the first seven days of its introduction, Medco’s state-of-the-art mail order pharmacies had achieved a generic substitution rate of nearly 92 percent, compared to a 52 percent substitution rate for the same period at retail – this translates into more immediate savings from generics for Medco’s clients and members who use Medco-by-Mail,” said Snow. “Along with our clients, we look forward with great anticipation to the second half of 2006, the results of which will begin to reflect the impact of midyear blockbuster brand-name drug expirations.”

It is expected that during 2006, nearly $14 billion in U.S. brand-name drug spend will become available in generic form, creating opportunity for significant savings for Medco clients and their members. More than 95 percent of this drug spend consists of chronic-care medicines that are particularly conducive to Medco-By-Mail. A further $8 billion in brand-name drug spend is expected to become available in generic form in 2007.

Medicare Part D

Medco continued to make progress with its Medicare Part D business. Medco’s Prescription Drug Plan, YOURx PLAN™, experienced modest incremental enrollment during the second quarter, driven by both facilitated enrollments by the Centers for Medicare & Medicaid Services (CMS) and additional individual enrollments as the May 15th enrollment deadline approached. Medco currently has more than 1.2 million Medicare Part D members, comprised of 415,000 members through YOURx PLAN and approximately 800,000 members with its health plan partners.

The company expects that Medicare Part D will contribute an incremental $0.02-$0.04 EPS benefit for 2006. Medco has also filed with CMS to continue its YOURx PLAN product into 2007.

Specialty Pharmacy Segment

Our specialty pharmacy segment, Accredo Health Group, had net revenues totaling $1.3 billion for the quarter, consistent with the first quarter of 2006. Operating income, which includes $9.6 million in intangible asset amortization, reached $49.9 million in the second quarter of 2006, an increase of 14.4 percent over the first quarter. Gross margins were 8.3 percent in the current quarter as compared to 7.5 percent in the first quarter. This increase resulted from the favorable impact of product mix and improved service fee margins.

Results of Accredo Health Group were accretive to second-quarter earnings by $0.02 per share. Medco expects Accredo Health Group to be accretive to full-year 2006 earnings by approximately $0.06 to $0.08 per share. Today, Medco has 42 million members eligible to receive specialty pharmacy benefits through Accredo Health Group.

Share Repurchases

Medco repurchased 10.4 million shares at a cost of $549 million in the second quarter as part of its current $1.5 billion stock repurchase program. Share repurchases during the quarter had an impact of approximately $0.01 per share. Since the inception of the program, Medco has repurchased 21.6 million shares at a cost of $1,161 million.

Company Raises 2006 Guidance, excluding the effect of the one-time legal charge

The company has raised its 2006 guidance range for diluted earnings per share, excluding the effect of the first-quarter one-time legal settlements charge of $0.32 per share, from $2.23 to $2.30, to $2.26 to $2.35. Excluding approximately $0.36 per share in amortization of intangible assets, and the one-time legal settlements charge, the company has raised diluted earnings per share to a range of $2.62 to $2.71, up from the previous guidance range of $2.57 to $2.64.

GAAP diluted earnings per share in 2006, excluding the effect of the first-quarter one-time legal settlements charge, are expected to grow 23 to 28 percent over pro forma 2005 earnings. This growth rate assumes that $0.21 per share in pro forma stock option expense had been recorded in Medco’s historical 2005 results. (Please see Table 8 for a reconciliation of GAAP reported amounts to those identified in this guidance discussion.)

The 2006 estimates include $0.13 to $0.15 per share in stock option expense associated with the company’s adoption of SFAS 123R, related to “Stock-Based Compensation,” on Jan. 1, 2006. These estimates also include $0.03 per share in incremental year-over-year restricted stock unit expense, approximately $0.06 to $0.08 from Accredo Health Group, including approximately

$39 million in associated incremental intangible asset amortization, $0.10 to $0.16 per share in brand-name drug patent expiration opportunity, $0.02 to $0.04 in incremental earnings per share from Medicare Part D, and an average tax rate for the second half of 2006 of approximately 39.0 percent. The new guidance is predicated on a lower share count range than previous guidance, and has an estimated impact of approximately $0.02 per share.

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Aug. 4, 2006 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on Aug. 4, 2006 through Aug. 18, 2006. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 2155162.

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2005 total net revenues of nearly $38 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Risks associated with our acquisition of Accredo Health, Incorporated (“Accredo”), including the risk that we may fail to realize benefits such as the anticipated synergies associated with cost savings and sales opportunities, and an increase in credit risk resulting from the payment streams associated with specialty pharmacy accounts receivable;

•	Governmental investigations, and governmental, qui tam and other liability claims asserted against us, and any associated mandatory changes to our business practices;

•	Competition in the PBM and specialty pharmacy industries and in the broader healthcare industry;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Risks and uncertainties regarding the implementation and ongoing execution of the Medicare Part D prescription drug benefit;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with the secure storage and transmission of personal health information and other confidential data;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;

•	Risks associated with our indebtedness and debt service obligations; and

•	General economic and business conditions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
Product net revenues (Includes retail co-payments of $1,807 and $1,796 in the second quarters of 2006 and 2005, and $3,760 and $3,632 in the six months of 2006 and 2005)	$10,458.9	$8,906.7	$20,902.3	$17,562.6
Service revenues	129.9	92.0	250.1	179.4

Total net revenues	10,588.8	8,998.7	21,152.4	17,742.0

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $1,807 and $1,796 in the second quarters of 2006 and 2005, and $3,760 and $3,632 in the six months of 2006 and 2005)	9,977.6	8,518.9	19,968.4	16,789.6
Cost of service revenues	27.7	24.5	62.2	49.5

Total cost of revenues	10,005.3	8,543.4	20,030.6	16,839.1
Selling, general and administrative expenses	239.1	175.4	635.0	350.2
Amortization of intangibles	54.6	45.0	109.3	90.0
Interest and other (income) expense, net	15.3	6.4	28.8	16.6

Total cost of operations	10,314.3	8,770.2	20,803.7	17,295.9

Income before provision for income taxes	274.5	228.5	348.7	446.1
Provision for income taxes	103.6	91.1	133.0	177.5

Net income	$170.9	$137.4	$215.7	$268.6

Basic earnings per share:
Weighted average shares outstanding	299.0	278.0	301.6	276.6
Earnings per share	$0.57	$0.49	$0.72	$0.97

Diluted earnings per share:
Weighted average shares outstanding	302.9	283.8	305.8	281.9
Earnings per share	$0.56	$0.48	$0.71	$0.95

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	July 1, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$408.7	$888.2
Short-term investments	58.2	56.6
Accounts receivable, net	2,209.9	2,008.1
Inventories, net	1,531.9	1,527.1
Prepaid expenses and other current assets	356.7	259.9
Deferred tax assets	334.8	321.0

Total current assets	4,900.2	5,060.9
Property and equipment, net	637.6	672.3
Goodwill	5,123.4	5,152.3
Intangible assets, net	2,632.3	2,741.6
Other noncurrent assets	59.5	75.9

Total assets	$13,353.0	$13,703.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,624.0	$2,678.6
Accrued expenses and other current liabilities	713.5	556.7
Short-term debt	450.0	450.0
Current portion of long-term debt	75.5	75.5

Total current liabilities	3,863.0	3,760.8
Long-term debt, net	897.4	943.9
Deferred tax liabilities	1,173.6	1,213.8
Other noncurrent liabilities	68.8	60.3

Total liabilities	6,002.8	5,978.8
Total stockholders’ equity	7,350.2	7,724.2

Total liabilities and stockholders’ equity	$13,353.0	$13,703.0

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Six Months Ended
	July 1, 2006	June 25, 2005
Cash flows from operating activities:
Net income	$215.7	$268.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	90.9	80.8
Amortization of intangibles	109.3	90.0
Deferred income taxes	(54.1)	(49.3)
Stock-based compensation on employee stock plans	51.1	—
Excess tax benefits from stock-based compensation arrangements	(21.2)	—
Tax benefit on employee stock plans	39.2	45.6
Other	21.3	11.9
Net changes in assets and liabilities:
Accounts receivable	(222.4)	(107.6)
Inventories	(4.8)	(3.4)
Prepaid expenses and other current assets	(96.8)	(15.9)
Other noncurrent assets	15.1	23.0
Current liabilities and other noncurrent liabilities	101.1	(66.4)

Net cash provided by operating activities	244.4	277.3

Cash flows from investing activities:
Capital expenditures	(56.3)	(51.7)
Purchases of securities and other investments	(58.3)	(52.4)
Proceeds from sale of securities and other investments	56.3	53.2

Net cash used by investing activities	(58.3)	(50.9)

Cash flows from financing activities:
Repayments on long-term debt	(37.7)	(220.0)
Purchase of treasury stock	(753.4)	—
Debt issuance costs	—	(0.3)
Excess tax benefits from stock-based compensation arrangements	21.2	—
Proceeds from employee stock plans	104.3	143.9

Net cash used by financing activities	(665.6)	(76.4)

Net (decrease) increase in cash and cash equivalents	$(479.5)	$150.0
Cash and cash equivalents at beginning of period	$888.2	$1,145.5

Cash and cash equivalents at end of period	$408.7	$1,295.5

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended July 1, 2006		Six Months Ended July 1, 2006
	Net Income	Net Income per Diluted Share	Net Income		Net Income per Diluted Share
Reconciliation of one-time legal settlements charge:
As reported	$170.9	$0.56	$215.7		$0.71
One-time legal settlements charge	—	—	99.9	(1)	0.32

Excluding the one-time charge	$170.9	$0.56	$315.6		$1.03

________ (1) This represents the after-tax effect of the one-time pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006.
This charge reflects an agreement in principle on financial terms with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three pending legal matters.

Table 5.

	Quarters Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006		June 25, 2005
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the one-time charge*	$0.56	$0.48	$1.03		$0.95
Adjustment for the amortization of intangible assets	0.09	0.10	0.18		0.20

Adjusted net income per diluted share, excluding the one-time charge	$0.65	$0.58	$1.21		$1.15

________
*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Table 6.

	Quarter Ended June 25, 2005	Six Months Ended June 25, 2005
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$0.48	$0.95
Stock option expense effect, net	(0.05)	(0.11)

Pro forma net income per diluted share including stock option expense effect	$0.43	$0.84

	Quarter Ended July 1, 2006 (1)	Six Months Ended July 1, 2006 (1)
Net income per diluted share, excluding the one-time charge*	$0.56	$1.03

________ (1) The second quarter and six months of 2006 includes stock option expense, net of $0.03 and $0.07 per share, respectively.

	Quarter Ended June 25, 2005	Six Months Ended June 25, 2005
Pro forma 2005 Net Income with stock option expense effect:
Net income	$137.4	$268.6
Stock option expense effect, net	(16.2)	(32.3)

Pro forma net income including stock option expense effect	$121.2	$236.3

	Quarter Ended July 1, 2006 (2)	Six Months Ended July 1, 2006 (2)
Net income, excluding the one-time charge*	$170.9	$315.6

________
(2)	The second quarter and six months of 2006 includes stock option expense, net of $9.0 and $21.7 million, respectively.
*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 7.

	Quarters Ended		Six Months Ended
	July 1, 2006 (1)	June 25, 2005	July 1, 2006 (1)		June 25, 2005
EBITDA Reconciliation:
Net income	$170.9	$137.4	$215.7		$268.6
One-time legal settlements charge	—	—	99.9	(2)	—

Net income, excluding one-time charge	170.9	137.4	315.6		268.6
Add:
Interest and other (income) expense, net	15.3	6.4	28.8		16.6	(3)
Provision for income taxes	103.6	91.1	195.7		177.5
Depreciation expense	41.4	39.6	90.9		80.8
Amortization expense	54.6	45.0	109.3		90.0

EBITDA	$385.8	$319.5	$740.3		$633.5

Claims Detail:
Prescriptions administered
Mail-order	22.1	20.9	44.1		41.7
Retail	113.7	110.8	231.7		220.9

Total	135.8	131.7	275.8		262.6
Adjusted prescriptions (4)	179.6	173.5	363.1		346.0

EBITDA per adjusted prescription	$2.15	$1.84	$2.04		$1.83

(1)	Includes the operating results of Accredo, which was acquired on August 18, 2005.
(2)	This represents the after-tax effect of the one-time pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006.

This charge reflects an agreement in principle on financial terms with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three pending legal matters.

(3)	2005 includes the write-off of deferred debt issuance costs amounting to $0.7 million associated with accelerated term loan payments.
(4)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 8.

	Full Year Ended December 30, 2006 (1)
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$2.26	$2.35
Estimated adjustment for the amortization of intangible assets	0.36	0.36

Estimated adjusted net income per diluted share	$2.62	$2.71

	Full Year Ended December 31, 2005
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$2.05
Stock option expense effect, net	(0.21)

Pro forma net income per diluted share including stock option expense effect	$1.84

	Full Year Ended December 30, 2006 (1)
	Low End	High End
2006 estimated net income per diluted share (above)	$2.26	$2.35

2006 growth over pro forma 2005	23%	28%

(1)	2006 guidance excludes the one-time legal settlements charge of $0.32 per share and includes stock option expense, net of $0.13 to $0.15 per share.

Table 9.

	July 1, 2006	December 31, 2005
Balance Sheet Debt:
Term loans	$493.7	$531.3
Senior notes	496.9	496.7
Accounts receivable financing facility	450.0	450.0
Fair value adjustment for interest rate swap agreements	(18.2)	(9.3)
Other notes payable	0.5	0.7

Total debt	$1,422.9	$1,469.4